Exhibit 10.1
THIRD AMENDMENT TO
AMENDED AND RESTATED EMPLOYMENT AGREEMENT
     THIS THIRD AMENDMENT TO AMENDED AND RESTATED EMPLOYMENT AGREEMENT (this “Amendment”) is entered into effective as of May 4, 2006, by and between CancerVax Corporation, a Delaware corporation (the “Company”), and David F. Hale (“Executive”).
     WHEREAS, the Company and Executive desire to amend that certain Amended and Restated Employment Agreement dated as of November 15, 2004, between the Company and Executive (as amended to date, the “Original Agreement”) on the terms and conditions set forth herein.
     NOW, THEREFORE, in consideration of the various covenants and agreements hereinafter set forth, the parties hereto agree as follows:
     1. Amendment to Section 4(g). Section 4(g) of the Original Agreement is hereby amended in its entirety to read as follows:
          “(g) Acceleration In Connection With a Change of Control. Executive’s employment will be terminated by the Company without Cause effective as of May 5, 2006. Such termination shall constitute a termination of Executive’s employment without Cause following a Change of Control for purposes of this Agreement. Effective as of the date of termination, the vesting and/or exercisability of any outstanding unvested portions of Executive’s Stock Awards, other than Executive’s Stock Awards granted to him on March 20, 2006, shall be automatically accelerated on the date of termination. The vesting pursuant to this Section 4(g) shall be cumulative. The foregoing provisions are hereby deemed to be a part of each Stock Award and to supersede any less favorable provision in any agreement or plan regarding such Stock Award. None of the Stock Awards granted to Executive on March 20, 2006 shall accelerate pursuant to this Section 4(g), the vesting of which shall continue to be governed by the terms of the stock award agreement pursuant to which they were granted.”
     2. Amendment to Section 5(d)(ii). Section 5(d)(ii) of the Original Agreement is hereby amended in its entirety to read as follows:
          “(ii) Termination In Connection With Change of Control. Executive’s employment will be terminated by the Company without Cause effective as of May 5, 2006. Such termination shall constitute a termination of Executive’s employment without Cause following a Change of Control for purposes of this Agreement. Upon such termination, Executive shall be entitled to receive, in lieu of any severance benefits to which Executive may otherwise be entitled under any severance plan or program of the Company, the benefits provided below:
          (A) the Company shall pay to Executive his fully earned but unpaid base salary, when due, through the date of termination at the rate then in effect, plus all other amounts to which Executive is entitled under any compensation plan or practice of the Company at the time of termination;
          (B) Executive shall be entitled to receive severance pay as follows:
          (1) on May 5, 2006, (x) $227,200 in cash, plus (y) a number of fully-vested shares of the Company’s common stock equal to (i) $227,200, divided by (ii) the closing price of the Company’s common stock on The Nasdaq National Market on the immediately preceding trading date, plus

          (2) on January 1, 2007, (x) $317,800 in cash, plus (y) a number of fully-vested shares of the Company’s common stock equal to (i) $250,200, divided by (ii) the closing price of the Company’s common stock on The Nasdaq National Market on the immediately preceding trading date
          Any shares of the Company’s common stock to be issued to Executive pursuant to this Section 5(d)(ii)(B) shall be issued to Executive as a fully-vested stock payment pursuant to the Company’s Amended and Restated 2003 Equity Incentive Award Plan (or any successor plan maintained by the Company) and such issuance shall be expressly conditioned on compliance with all applicable laws and Executive’s payment of all applicable federal, state and local taxes required to be withheld by the Company as a result of the issuance of such shares. Executive may satisfy such withholding obligations by instructing the Company to withhold shares of the Company’s common stock otherwise issuable to Executive pursuant to this Section 5(d)(ii)(B)(3) or by payment of such amounts in cash or reduction of other compensation payable to Executive by the Company. In the event such issuance is not permitted by applicable laws as of May 5, 2006 or January 1, 2007, as applicable, then within ten (10) days following such scheduled issuance date, the Company shall pay to Executive a cash payment in lieu of shares of the Company’s common stock, less all applicable federal, state and local taxes required to be withheld by the Company. Any shares of the Company’s common stock issued to Executive hereunder shall be registered by the Company on a Registration Statement of Form S-8 as of the date of issuance.
          (C) For the period beginning on the date of termination and ending on the date which is eighteen (18) full months following the date of termination (or, if earlier, the date on which the applicable continuation period under COBRA expires), reimburse Executive for the costs associated with continuation coverage pursuant to COBRA for Executive and his eligible dependents who were covered under the Company’s health plans as of the date of Executive’s termination (provided that Executive shall be solely responsible for all matters relating to his continuation of coverage pursuant to COBRA, including, without limitation, his election of such coverage and his timely payment of premiums);
          (D) (1) For the period beginning on the date of termination and ending on February 28, 2007, pay for and provide Executive and such eligible dependents with life insurance benefits coverage to the extent such dependents were receiving such benefits prior to the date of Executive’s termination, and (2) on March 1, 2007, pay Executive an amount in cash equal to the premiums required to maintain the life insurance benefits coverage described in clause (1) above through the date which is eighteen (18) full months following the date of termination;
          (E) Executive shall be entitled to executive-level outplacement services at the Company’s expense, not to exceed $15,000, which services shall be provided no later than March 15, 2007. Such services shall be provided by a firm selected by Executive from a list compiled by the Company; and
          (F) Upon Executive’s termination of employment on May 5, 2006, Executive shall receive the payments and benefits described in Section 5(d)(ii) and Section 5(d)(i) shall be inapplicable.”
     2. No Other Amendments. Except as expressly provided for in this Amendment, no other term or provision of the Original Agreement is amended or modified in any respect.
(Signature Page Follows)

     IN WITNESS WHEREOF, the parties have executed this Amendment as of the date first set forth above.

CANCERVAX CORPORATION
By:	/s/ William R. LaRue
Name:	William R. LaRue
Title:	Senior Vice President and Chief Financial Officer

/s/ David F. Hale
David F. Hale

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